Exhibit 99.1

PLUMAS BANCORP ACQUIRES FEATHER RIVER BANCORP, INC.

RENO, Nevada, July 1, 2021 (GLOBE NEWSWIRE) -- Plumas Bancorp (“Plumas”) (Nasdaq: PLBC) announced today the completion of its acquisition of Feather River Bancorp, Inc. (“Feather River”), the holding company for Bank of Feather River, effective July 1, 2021. On the same day, Bank of Feather River merged with and into Plumas’s subsidiary, Plumas Bank. The transaction was previously announced on March 11, 2021.

Pursuant to the terms of the merger agreement between Plumas and Feather River, each issued and outstanding share of common stock of Feather River (the “Common Shares”), was converted into the right to receive, at the election of each holder of Common Shares, either shares of common stock of Plumas or cash. Shareholder elections were subject to proration such that aggregate merger consideration payable by Plumas was comprised of $4,735,184 in cash and 598,129 shares of Plumas common stock. Holders of Common Shares received either $19.14 in cash or 0.6138 shares of Plumas common stock per Common Share. The value of the total deal consideration was approximately $23.4 million, based upon volume-weighted average trading price of Plumas common stock for the 10 trading days ending on the last trading day immediately preceding July 1, 2021, the closing date of the Merger. In accordance with the merger agreement, Plumas appointed Julie Morehead, Feather River’s President and Chief Executive Officer, to the board of directors of Plumas and Plumas Bank effective as of July 1, 2021. A lifetime and third generation Yuba City resident, Ms. Morehead is a career bank executive and has been with Bank of Feather River since 2008. “We are pleased to welcome the clients, employees, and shareholders of Feather River,” said Andrew J. Ryback, President and Chief Executive Officer, Plumas Bancorp. “From Quincy to Yuba City, our companies share a connection to the people and businesses who have built their livelihoods alongside California’s Feather River. Bringing together the team of local experts at Bank of Feather River with Plumas Bank’s technology and small business expertise increases the banking services available in the Yuba City marketplace. We look forward to providing long-term value to our combined shareholders, clients, team members, and communities we serve.”

As of March 31, 2021, Feather River had total assets of approximately $196 million, total loans outstanding of approximately $161 million and total deposits of approximately $169 million.

With the addition of Feather River, on a pro forma combined basis, Plumas had total assets of approximately $1.4 billion, total loans outstanding of approximately $894 million and total deposits of approximately $1.2 billion as of March 31, 2021 (unaudited).

Raymond James & Associates, Inc. served as financial advisor to Plumas in the transaction. Sheppard, Mullin, Richter & Hampton LLP served as legal counsel to Plumas. ProBank Austin served as financial advisor to Feather River and delivered a fairness opinion to its board of directors. Stinson LLP served as legal counsel to Feather River.

About Plumas Bancorp

Plumas Bancorp is headquartered in Reno, Nevada. Plumas Bancorp’s principal subsidiary is Plumas Bank, which was founded in 1980. Plumas Bank is a full-service community bank headquartered in Quincy, California. the bank operates fourteen branches: twelve located in the California counties of Lassen, Modoc, Nevada, Placer, Plumas, Shasta and Sutter and two branches located in Nevada in the counties of Washoe and Carson City. The bank also operates two loan production offices located in the California Counties of Butte and Placer. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the United States Small Business Administration. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.

Forward-Looking Statements

This press release contains certain forward-looking information about Plumas, Feather River, and the combined company after the close of the merger and is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks, uncertainties, and contingencies, many of which are difficult to predict and are generally beyond the control of Plumas, Feather River and the combined company. Plumas cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. In addition to factors previously disclosed in reports filed by Plumas with the SEC, risks and uncertainties for each institution and the combined institution include, but are not limited to the risks that Plumas may not timely and successfully integrate Feather River; Plumas may not achieve expected beneficial synergies within expected time-frames or at all; and personnel changes/retention may not proceed as planned. All forward-looking statements included in this press release are based on information available at the time of the communication. Pro forma, projected and estimated numbers are used for illustrative purposes only and are not forecasts, and actual results may differ materially. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise except as required by law.